Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 18, 2013 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $3.3 million, or $0.18 per share for the third quarter of fiscal 2013 compared with $0.9 million, or $0.05 per share in the same period a year ago. Net earnings for the current year quarter include a $0.4 million charge ($0.01 per share after-tax) for the net loss on the disposal of equipment.

Insteel’s financial results for the third quarter of fiscal 2013 were favorably impacted by widening spreads between selling prices and raw material costs, higher shipments and lower unit conversion costs relative to the prior year quarter. Capacity utilization for the quarter was 48% compared with 46% in the second quarter of fiscal 2013 and 44% in the prior year quarter.

Net sales for the third quarter of fiscal 2013 increased 3.6% to $96.9 million from $93.6 million in the same period a year ago. Shipments increased 9.3% from the prior year quarter while average selling prices decreased 5.3%. On a sequential basis, shipments increased 21.7% from the second quarter of fiscal 2013 while average selling prices decreased 3.9%.

For the first nine months of fiscal 2013, net earnings were $9.4 million, or $0.51 per diluted share compared with $1.0 million, or $0.05 per diluted share a year ago. The nine-month results for the current year include a $0.3 million charge ($0.01 per share after-tax) for the net loss on the disposal of equipment. The nine-month results for the prior year include restructuring charges related to the November 2010 acquisition of certain assets of Ivy Steel & Wire, Inc. and a gain on the early extinguishment of debt, which, in the aggregate, reduced pre-tax earnings by $0.4 million ($0.02 per diluted share after-tax).

Net sales for the first nine months of fiscal 2013 rose slightly to $265.7 million from $265.4 million in the same period a year ago. Shipments increased 4.6% from the prior year period while average selling prices decreased 4.3%.

Operating activities provided $5.7 million of cash for the third quarter of fiscal 2013 while using $10.1 million in the same period a year ago primarily due to the year-over-year changes in net working capital and the increase in earnings. Net working capital used $0.9 million of cash in the current year quarter compared with $13.8 million in the prior year quarter. Capital expenditures for the first nine months of fiscal 2013 were $4.4 million, essentially unchanged from the prior year period, and are not expected to exceed $7.0 million for fiscal 2013. Insteel ended the quarter with $12.1 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

“Conditions in our construction end-markets have continued to gradually improve from historically depressed levels, although we have yet to see a significant pick up in momentum,” commented H.O. Woltz III, Insteel’s president and CEO. “We believe the rate of recovery will remain modest until there is more meaningful and sustained growth in the overall economy and in the employment market.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

“We expect to commission and ramp up the new engineered structural mesh (“ESM”) production line at our North Carolina facility during the current quarter. The new line employs advanced technology that will enable us to broaden our offering of concrete reinforcing solutions and further our penetration of the rebar market in addition to significantly reducing the manufacturing costs for certain products currently produced on other equipment. We are confident the strategic investments we have made in our ESM business will serve to strengthen our market leadership position and financial performance in the coming quarters.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 29, 2012. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the

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continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 29, 2012 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$96,946	$93,598	$265,706	$265,438
Cost of sales	86,036	87,194	235,152	248,881
Gross profit	10,910	6,404	30,554	16,557
Selling, general and administrative expense	5,373	4,835	15,460	14,333
Gain on early extinguishment of debt	-	-	-	(425)
Restructuring charges, net	-	30	-	832
Other expense (income), net	415	-	330	(214)
Interest expense	57	102	182	474
Interest income	(11)	(18)	(13)	(20)
Earnings before income taxes	5,076	1,455	14,595	1,577
Income taxes	1,802	561	5,205	601
Net earnings	$3,274	$894	$9,390	$976

Net earnings per share:
Basic	$0.18	$0.05	$0.53	$0.06
Diluted	0.18	0.05	0.51	0.05

Weighted average shares outstanding
Basic	18,066	17,690	17,879	17,650
Diluted	18,497	17,993	18,290	17,989

Cash dividends declared per share	$0.03	$0.03	$0.34	$0.09

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited)
	June 29,	March 30,	September 29,
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$12,084	$7,903	$10
Accounts receivable, net	37,387	33,586	42,138
Inventories, net	68,552	66,215	65,774
Other current assets	4,996	4,906	7,146
Total current assets	123,019	112,610	115,068
Property, plant and equipment, net	84,955	86,944	87,716
Other assets	8,208	6,385	5,768
Total assets	$216,182	$205,939	$208,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$38,019	$33,728	$30,126
Accrued expenses	6,904	5,709	5,877
Total current liabilities	44,923	39,437	36,003
Long-term debt	-	-	11,475
Other liabilities	13,410	12,982	11,574
Shareholders' equity:
Common stock	18,132	18,021	17,717
Additional paid-in capital	54,976	53,489	50,379
Retained earnings	87,182	84,451	83,845
Accumulated other comprehensive loss	(2,441)	(2,441)	(2,441)
Total shareholders' equity	157,849	153,520	149,500
Total liabilities and shareholders' equity	$216,182	$205,939	$208,552

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Cash Flows From Operating Activities:
Net earnings	$3,274	$894	$9,390	$976
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	2,524	2,460	7,263	7,295
Amortization of capitalized financing costs	26	25	77	70
Stock-based compensation expense	361	338	1,454	1,464
Gain on early extinguishment of debt	-	-	-	(425)
Asset impairment charges	-	-	-	(11)
Deferred income taxes	263	526	3,176	565
Excess tax deficiencies (benefits) from stock-based compensation	(114)	11	(445)	(120)
Loss (gain) on sale of property, plant and equipment	413	-	346	(74)
Gain from life insurance proceeds	-	-	(45)	-
Increase in cash surrender value of life insurance policies over premiums paid	(2)	-	(293)	(570)
Net changes in assets and liabilities:
Accounts receivable, net	(3,801)	(4,190)	4,751	1,257
Inventories	(2,337)	(8,163)	(2,778)	(1,014)
Accounts payable and accrued expenses	5,261	(1,428)	9,340	(7,907)
Other changes	(160)	(587)	(173)	228
Total adjustments	2,434	(11,008)	22,673	758
Net cash provided by (used for) operating activities	5,708	(10,114)	32,063	1,734

Cash Flows From Investing Activities:
Capital expenditures	(378)	(259)	(4,378)	(4,361)
Acquisition of intangible asset	(1,887)	-	(1,887)	-
Proceeds from life insurance claims	72	-	577	-
Decrease (increase) in cash surrender value of life insurance policies	(28)	138	(54)	(456)
Proceeds from surrender of life insurance policies	-	-	3	16
Proceeds from sale of property, plant and equipment	-	-	100	96
Net cash used for investing activities	(2,221)	(121)	(5,639)	(4,705)

Cash Flows From Financing Activities:
Proceeds from long-term debt	116	27,785	4,501	79,679
Principal payments on long-term debt	(116)	(17,170)	(15,976)	(74,795)
Cash dividends paid	(543)	(531)	(6,053)	(1,590)
Cash received from exercise of stock options	1,123	-	3,380	2
Excess tax benefits (deficiencies) from stock-based compensation	114	(11)	445	120
Financing costs	-	-	-	(161)
Other	-	(61)	(647)	(284)
Net cash provided by (used for) financing activities	694	10,012	(14,350)	2,971

Net increase (decrease) in cash and cash equivalents	4,181	(223)	12,074	-
Cash and cash equivalents at beginning of period	7,903	233	10	10
Cash and cash equivalents at end of period	$12,084	$10	$12,084	$10

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$69	$20	$687
Income taxes, net	702	98	1,423	171
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	502	398	502	398
Restricted stock surrendered for withholding taxes payable	-	61	267	324

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